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EXHIBIT 99.6

BUSINESS BANCORP

NOTICE OF VOTING OPPORTUNITY
AT THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON
January     , 2004

        To the participants in the Business Bancorp Employee Stock Ownership Plan (the "ESOP"):

        A special meeting of the shareholders of Business Bancorp will be held at the Hilton Hotel near the Oakland Airport, One Hegenberger Road, Oakland, California on January     , 2004, at         a.m. Pacific Time and at any adjournment or adjournments of the special meeting, with respect to the following matter and such other matters that properly come before the special meeting:

    To consider and vote on the adoption of the merger agreement among UnionBanCal Corporation, Union Bank of California, N.A., Business Bancorp and Business Bank of California, as described in the proxy statement/prospectus that accompanies this Notice.

        Voting Directions.    Because shares of Business Bancorp common stock are credited to your account under the ESOP, you have the right to direct Price Reinhardt Price, Inc. (the "Servicer"), who has been appointed to report to the trustees of the ESOP, Charles O. Hall, Timothy J. Jorstad and Alan J. Lane (the "Trustee"), how to vote the shares credited to your account at the special meeting of shareholders on the proposal.

        How to Vote.    The Trustee is the owner of record of the shares of Business Bancorp common stock held for your account in the ESOP. As such, the Trustee is the only one who can vote your shares, but the Trustee will vote the shares credited to your account in accordance with your instructions. In order to keep your instructions confidential, and to avoid any conflict of interest that the Trustee may have due to the nature of the proposal, the Servicer has been specially designated to tabulate the votes of the Business Bancorp common stock held for your account in the ESOP for this proposal. You may use the enclosed Proxy Card to convey to the Servicer your voting instructions.

        Voting Shares Credited to You under the ESOP.    To vote shares of Business Bancorp common stock credited to your account under the ESOP, please instruct the Servicer by completing, executing and returning the attached Proxy Card to the address indicated below. The Servicer will tabulate the votes in accordance with your instructions and provide the aggregate vote totals to the Trustee. A proxy statement/prospectus describing the proposal to be voted upon at the meeting has been delivered to you with this Notice. Pursuant to the terms of the ESOP, you are entitled to direct the vote of shares credited to your account with respect to the proposal. You should review this proxy statement/prospectus before completing your Proxy Card. An envelope to return your Proxy Card is enclosed. Please note that this request for voting instructions is separate from any proxy request you may receive with respect to any direct holdings you may have in Business Bancorp common stock outside of the ESOP.

        If the Proxy Card is properly completed, signed and returned, the Trustee will vote the shares allocated to your account under the ESOP in accordance with your direction. Please note the following:

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  If your Proxy Card is signed and returned without a voting direction, the Trustee will vote your shares in the same proportion as all the shares held by the ESOP that are allocated to ESOP participants for which voting instructions have been received.

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  If your Proxy Card is not returned or is returned unsigned, the Trustee will vote your shares in the same proportion as all the shares held by the ESOP that are allocated to ESOP participants for which voting instructions have been received.

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  Additionally, if you direct the Trustee to abstain from voting, the Trustee will abstain from voting such shares, and the shares will not be voted.

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  The Trustee will vote all shares held by the ESOP which are not allocated to a participant's account in the same proportion as allocated shares for which instructions have been received.

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  Participants may revoke their voting instructions by executing and delivering to Price Reinhardt Price, Inc., the Servicer, a revised duly executed Proxy Card or written instruction no later than [                        ], 2004.

        Confidentiality of Vote.    Your voting decision with respect to the Business Bancorp common stock credited to your account under the ESOP will be kept confidential and will not be provided to Business Bancorp, Business Bank of California, UnionBanCal Corporation or Union Bank of California, N.A. Price Reinhardt Price, Inc., the Servicer, will tabulate the votes and is responsible for ensuring compliance with these confidentiality procedures. Your Proxy Card should be returned to:

    Price Reinhardt Price, Inc.
    790 W. Shaw Avenue, Suite 260
    Fresno, CA 93704
    Attn: Phil Price

        The Proxy Card must be delivered to Price Reinhardt Price, Inc., the Servicer for the ESOP, which has been specially designated to report the voting results to the ESOP Trustee. Voting can only be done by the Trustee, who is the record owner of all shares of Business Bancorp common stock held by the ESOP.

        The Servicer must have ample time to tabulate votes and to deliver to the Trustee the aggregate votes on behalf of the participants of the ESOP on or before the date of the special shareholders meeting. The special shareholders' meeting will take place on January     , 2004, at         a.m. Pacific Time. Your Proxy Card should be received by the Servicer no later than January     , 2004. You may change your voting instructions by executing and delivering to the Servicer a duly executed Proxy Card or written instruction no later than [                        ], 2004.

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NOTICE OF VOTING OPPORTUNITY AT THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON January , 2004